Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-185042

Supplementing the Preliminary Prospectus Supplement dated

May 20, 2014 (To Prospectus dated November 19, 2012)

Comerica Incorporated

Pricing Term Sheet

May 20, 2014

Issuer:	Comerica Incorporated

Security Type:	Senior Notes

Ratings*:	Moody’s: A3 (Stable Outlook); S&P: A- (Stable Outlook); Fitch: A (Stable Outlook)

Principal Amount:	$350,000,000

Pricing Date:	May 20, 2014

Settlement Date:	May 23, 2014

Maturity Date:	May 23, 2019

Interest Payment Dates:	May 23 and November 23 of each year, beginning on November 23, 2014

Reference Benchmark:	UST 1.625% due April 30, 2019

Benchmark Yield:	1.505%

Spread to Benchmark:	62 bps

Reoffer Yield:	2.125%

Coupon:	2.125%

Price to Investors (%):	100.00% of Principal Amount

Par Call:	On and after April 23, 2019

CUSIP/ISIN:	200340 AP2/US200340AP22

Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc.

Co-Managers:	Sandler O’Neill & Partners, L.P. HSBC Securities (USA) Inc. Comerica Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities LLC or Barclays Capital Inc. can arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or calling Barclays Capital Inc. toll-free at 1-888-603-5847.